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                                                                     EX-99.B(11)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion of our report dated December 2, 1996 on our audit of the financial statement and financial highlights of Managed Municipal Fund, Inc. in the Statement of Additional Information with respect to Post-Effective Amendment No. 11 to the Registration Statement (File Numbers 33-32819 and 811-6023) on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, respectively, of Managed Municipal, Inc. We also consent to the reference to our Firm under the headings "Financial Highlights" and "General Information" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.
Baltimore, Maryland
February 24, 1997